Exhibit 99.1

Mohegan Gaming & Entertainment (MGE)

Announces Kontomerkos to Lead MGE

UNCASVILLE, CT (September 12, 2017) – After an extensive worldwide review, Mohegan Gaming & Entertainment (MGE), operators of Mohegan Sun in Connecticut and Pennsylvania, manager of multiple properties throughout the United States, and developer of the Inspire Integrated Resort in South Korea, today announced the appointment of Mario Kontomerkos to Chief Executive Officer of MGE effective October 16. In this new role, Kontomerkos will oversee all day-to-day operations for MGE, including ongoing brand growth and continuing to ensure MGE delivers unmatched personalized services and memorable guest experiences. Kontomerkos has served as the Chief Financial Officer for MGE since September 2011.

“Having served as a Senior Executive for Mohegan Gaming & Entertainment for nearly six years, Mario has, in his role as Chief Financial Officer, actively supported Mohegan’s development of new opportunities in the United States and abroad,” said Kevin Brown “Red Eagle”, Chairman of the Mohegan Tribe and MGE Management Board. “Mario’s knowledge and experience has kept us disciplined in our financial approach, competitive in the gaming and entertainment industry, and always cognizant of a business and management approach aligned with our Tribal Culture and the Mohegan Way. We trust he will only further build MGE as a compelling, all-encompassing brand – solidifying MGE as an industry leader in integrated resort experiences around the world.”

“Due to the incredible efforts of a very talented, dedicated, and special group of people here at MGE, we have over the last five years quietly been part of an amazing turnaround story in our industry,” said Mario Kontomerkos, Chief Executive Officer of MGE. “I am grateful to the Mohegan Tribe and the MGE team members for the opportunity to lead MGE into our next phase of growth.”

Prior to his work with MGE, Kontomerkos’s career path evolved through various key financial, research and analytical roles with companies like Penn National Gaming, Magnetar Capital LLC, J.P. Morgan Securities, Lehman Brothers and PricewaterhouseCoopers LLP. Kontomerkos’ experience also includes service as a consultant for TPG Capital LLC on the acquisition of Harrah’s Entertainment, the largest leveraged buyout in the history of the gaming industry.

ABOUT MOHEGAN GAMING & ENTERTAINMENT

Mohegan Gaming & Entertainment (MGE) is a commercial gaming company headquartered in Uncasville, Connecticutat the home of its flagship property, Mohegan Sun. MGE is owner, developer, and/or manager of integrated resorts throughout the United States, including Connecticut, New Jersey, Washington, Pennsylvania, and Northern Asia. MGE are owners and operators of Connecticut Sun, a professional basketball team in the WNBA and New England Black Wolves, a professional lacrosse team in the National Lacrosse League. For more information on MGE and our properties, visit www.mohegangaming.com.

Contact:

Laurel Mundth

973.588.2280

lmundth@coynepr.com